Exhibit 10.1

EXECUTION VERSION

SYPRIS SOLUTIONS, INC.

THIRD AMENDMENT
TO NOTE PURCHASE AGREEMENT

Dated as of April 6, 2007

$7,500,000 7.25% Senior Notes, Series A, due June 30, 2009

$27,500,000 7.45% Senior Notes, Series B, due June 30, 2011

$20,000,000 7.55% Senior Notes, Series C, due June 30, 2012

SYPRIS SOLUTIONS, INC.

$7,500,000 7.25% Senior Notes, Series A, due June 30, 2009
$27,500,000 7.45% Senior Notes, Series B, due June 30, 2011
$20,000,000 7.55% Senior Notes, Series C, due June 30, 2012

As of April 6, 2007

To each of the Current Noteholders
Named in Annex 1 hereto:

Ladies and Gentlemen:

SYPRIS SOLUTIONS, INC., a Delaware corporation (together with any successors and assigns, the “Company”), hereby agrees with each of you as follows:

1.	PRIOR ISSUANCE OF NOTES, ETC.

The Company issued and sold (i) $7,500,000 in aggregate principal amount of its 4.73% Senior Notes, Series A, due June 30, 2009 (collectively, the “Existing Series A Notes”), (ii) $27,500,000 in aggregate principal amount of its 5.35% Senior Notes, Series B, due June 30, 2011 (collectively, the “Existing Series B Notes”) and (iii) $20,000,000 in aggregate principal amount of its 5.78% Senior Notes, Series C, due June 30, 2014 (collectively, the “Existing Series C Notes” and together with the Existing Series A Notes and the Existing Series B Notes, collectively, the “Existing Notes”, and the Existing Notes, as amended pursuant to this Agreement and as may be further amended, restated, modified or replaced from time to time, together with any such notes issued in substitution therefor pursuant to Section 13 of the Note Purchase Agreement, the “Notes”) pursuant to the Note Purchase Agreement dated as of June 1, 2004 by and among the Company and the purchasers named in Schedule A thereto, as amended by that certain First Amendment to Note Purchase Agreement, dated as of August 3, 2005 and that certain Second Amendment to Note Purchase Agreement, dated as of March 13, 2006 (as so amended, the “Existing Note Agreement” and, as amended pursuant to this Agreement and as may be further amended, restated or otherwise modified from time to time, the “Note Purchase Agreement”). The Company represents and warrants to each of you that the register kept by the Company for the registration and transfer of the Notes indicates that each of the Persons named in Annex 1 hereto (collectively, the “Current Noteholders”) is currently a holder of the aggregate principal amount of the Notes of each Series indicated in such Annex.

2.	AMENDMENTS.

The Company agrees and, subject to the satisfaction of the conditions set forth in Section 5 of this Agreement, each of the Current Noteholders agrees to the amendment of the Existing Notes and certain provisions of the Existing Note Agreement, in each case as provided for by Section 4 of this Agreement (the “Amendments”).

3.	WARRANTIES AND REPRESENTATIONS.

To induce the Current Noteholders to enter into this Agreement and to agree to the Amendments, the Company warrants and represents to you, as of the date hereof, as follows (it being agreed, however, that nothing in this Section 3 shall affect any of the warranties and representations previously made by the Company in or pursuant to the Existing Note Agreement, and that all of such other warranties and representations, as well as the warranties and representations in this Section 3, shall survive the effectiveness of the Amendments).

3.1.	No Material Adverse Change.

Since the date of the financial statements of the Company filed with the Securities and Exchange Commission with the Company’s Annual Report on Form 10-K for the period ended December 31, 2006, there has been no change in the business operations, profits, financial condition, properties or business prospects of the Company and its Subsidiaries except changes that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.2.	Full Disclosure.

Neither the financial statements and other certificates previously provided to the Current Noteholders pursuant to the provisions of the Existing Note Agreement nor the statements made in this Agreement nor the projected financial information provided to the Current Noteholders on December 6, 2006, as updated on February 6, 2007 (the “Initial Projections”) in connection with the proposal and negotiation of the Amendments, taken as a whole, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein and herein, taken as a whole, not misleading. There is no fact relating to any event or circumstance that has occurred or arisen since the date of the Initial Projections that the Company has not disclosed to the Current Noteholders in writing that has had or, so far as the Company can now reasonably foresee, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All pro forma financial information, financial or other projections and forward-looking statements delivered to the Current Noteholders (including the Initial Projections) have been prepared in good faith by the Company based on reasonable assumptions.

3.3.	Solvency.

The fair value of the business and assets of each of the Company and each Subsidiary Guarantor exceeds the amount that will be required to pay its respective liabilities (including, without limitation, contingent, subordinated, unmatured and unliquidated liabilities on existing debts, as such liabilities may become absolute and matured). Neither the Company nor the Subsidiary Guarantors is engaged in any business or transaction, or about to engage in any business or transaction, for which such Person has unreasonably small assets or capital (within the meaning of the Uniform Fraudulent Transfer Act, the Uniform Fraudulent Conveyance Act and Section 548 of the Federal Bankruptcy Code), and neither the Company nor the Subsidiary Guarantors has any intent to

(a) hinder, delay or defraud any entity to which any of them is, or will become, on or after the Closing Date, indebted, or

(b) incur debts that would be beyond any of their ability to pay as they mature.

3.4.	No Defaults.

No event has occurred and no condition exists that, upon the execution and delivery of this Agreement and the effectiveness of the Amendments, would constitute a Default or an Event of Default.

3.5.	Title to Properties.

The Company and its Subsidiaries have good and sufficient title to or the legal right to use their respective properties, including all such properties reflected in the most recent audited balance sheet of the Company delivered pursuant to the provisions of Section 7.1 of the Existing Note Agreement (except as sold or otherwise disposed of in the ordinary course of business) or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case (a) to the extent such properties are individually or in the aggregate Material, and (b) free and clear from Liens not permitted by the Financing Documents.

3.6.	Transaction is Legal and Authorized; Obligations are Enforceable.

(a)  The execution and delivery of this Agreement, the Notes, the Subsidiary Guaranty Amendment, the Collateral Sharing Agreement, the Security Documents and the other documents and instruments entered into in connection herewith and therewith (collectively, the “Third Amendment Documents”) by the Company and the Subsidiary Guarantors (collectively, the “Obligors”) and compliance by the Obligors with all of their respective obligations thereunder:

(i)  is within the corporate or limited liability company powers of each Obligor;

(ii)  is legal and does not conflict with, result in any breach in any of the provisions of, constitute a default under, or result in the creation of any Lien upon any property of the Obligors under the provisions of, any agreement, charter instrument, bylaw or other instrument to which any Obligor is a party or by which it or any of its Property may be bound; and

(iii)  does not give rise to a right or option of any other Person under any agreement or other instrument, which right or option, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)  The Third Amendment Documents have been duly authorized by all necessary action on the part of each Obligor and each Third Amendment Document has been executed and delivered by one or more duly authorized officers of each Obligor party thereto, and each constitutes a legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, except that such enforceability may be:

(i)  limited by applicable bankruptcy, reorganization, arrangement, insolvency, moratorium or other similar laws affecting the enforceability of creditors’ rights generally; and

(ii)  subject to the availability of equitable remedies.

3.7.	Collateral Representations.

(a)  Valid and Perfected Security Interests. The Security Documents create in favor of the Collateral Agent, for the benefit of the holders from time to time of the Notes and the Lenders, a good and valid security interest upon the property purported to be encumbered thereby, subject only to Liens permitted by the terms of the Financing Documents (“Permitted Liens”). Upon the execution and delivery of the Third Amendment Documents, such security interest will attach in and to all the property purported to be encumbered thereby to which such security interest was not previously attached. Such security interest, upon the filing of Financing Statements and the recording of fixture filings in the jurisdictions listed in Schedule 3.7(a) hereto, and the filing of patent and trademark assignments with the U.S. Patent and Trademark Office and the U.S. Copyright Office will be a first priority (subject to Permitted Liens) security interest duly perfected with respect to all property purported to be covered thereby (other than any motor vehicles and any fixtures for which a fixture filing is not required under the terms of the Security Agreement) and shall be effective as to any purchaser or grantee after the Closing Date of the property encumbered thereby.

(b)  Filings and Registrations. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for:

(A)  the grant by each Obligor of the Liens granted pursuant to the Security Documents; or

(B)  the perfection of such security interest (other than any motor vehicles and any fixtures for which a fixture filing is not required under the terms of the Security Agreement);

except for the filing of UCC-1 financing statements (the “Financing Statements”) with the appropriate Governmental Authority of each jurisdiction listed in Schedule 3.7(a) and the filing of assignments of patents, trademarks, copyrights and similar items.

(c)  Absence of Financing Statements, etc. Except for Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any property of any Obligor or any rights relating thereto.

(d)  Deposit Accounts. The Obligors maintain all of their deposit and securities accounts with the Collateral Agent, other than (i) any such accounts holding money or securities for the benefit of employees of the Obligors under employee benefit plans and (ii) any such accounts the current outstanding balance of which does not exceed $100,000 with respect to any single  account.

3.8.	Certain Laws.

The execution and delivery of the Third Amendment Documents by the Obligors and the consummation of the transaction contemplated hereby:

(a)  is not subject to regulation under the Investment Company Act of 1940, as amended, or the Federal Power Act, as amended, and

(b)  does not violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

3.9.	Litigation; Observance of Agreements.

(a)  Other than the Dana Bankruptcy Proceedings, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)  Neither the Company nor any Subsidiary is in default under any term of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

3.10.	Charter Instruments; Other Agreements.

Neither the Company nor any Subsidiary is in violation in any respect of any term of any charter instrument or bylaw, other than possible immaterial violations by Mexican Subsidiaries. Upon the execution and delivery of the Credit Agreement and the Third Amendment Documents and the effectiveness of the amendments provided therein, neither the Company nor any Subsidiary is in violation or default in respect of any term in any agreement or other instrument to which it is a party or by which it or any of its material property may be bound or affected. The execution, delivery and performance by each Obligor of the Third Amendment Documents to which it is a party will not conflict with or result in the material breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or violate any provision of any statute or other rule or regulation of any Government Authority applicable to the Company or any Subsidiary.

3.11.	Taxes.

The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP, other than, in the case of this clause (b), taxes and assessments in immaterial amounts required to be paid by Mexican Subsidiaries. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and the Subsidiaries (other than the Mexican Subsidiaries) in respect of federal, state or other taxes for all fiscal periods are adequate. The charges, accruals and reserves on the books of the Mexican Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate in all material respects.

3.12.	Governmental Consent.

Neither the Obligors, nor the nature of any of their respective businesses or properties, is such so as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority as a condition to the execution and delivery of the Third Amendment Documents.

3.13.	Fees.

Neither the Company nor any Subsidiary thereof has paid (or promised to pay) any amendment fee or any other direct or indirect compensation to any party to the Credit Agreement or to any other creditor of the Company or any Subsidiary in connection with the transactions contemplated hereby other than (a) as contemplated by this Agreement, (b) (i) the increase in interest rates and commitment fees in favor of the Lenders contemplated by the Credit Agreement, (ii) the one-time 25 basis point modification fee payable to the Lenders under the terms of the Credit Agreement and (iii) the one-time 25 basis point commitment fee payable to the Lenders under the terms of the Credit Agreement.

3.14.	Indebtedness; Liens.

There is no outstanding Debt of the Company or any Subsidiary in respect of borrowed money, Capital Leases, the deferred purchase price of property, or existing guaranties issued by the Company or any Subsidiary, in each case in an amount in excess of $100,000, or existing Liens encumbering the property of the Company or any Subsidiary other than as disclosed in the most recent annual and quarterly financial statements of the Company delivered to the Current Noteholders or on Schedule 3.14 attached hereto and made a part hereof. Schedule 10.16(b) sets forth a complete and correct list of all of the real properties leased by the Obligors at which Collateral is located with an aggregate net book value in excess of $1,000,000. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Subsidiary listed on Schedule 3.14 hereto, and no event or condition exists with respect to any Debt of the Company or any Subsidiary listed on such schedule that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment, in each case after giving effect to the amendments contemplated by this Agreement and the Credit Agreement.

3.15.	Amendment to Credit Agreement.

The Company has delivered to each of the Current Noteholders a true and correct copy of the Credit Agreement.

3.16 Fiscal Quarter End Dates.

The fiscal quarter end dates of the Company for fiscal year 2007 are April 1, 2007, July 1, 2007, September 30, 2007 and December 31, 2007.

4.	AMENDMENTS TO NOTES AND NOTE PURCHASE AGREEMENT.

4.1.	Amendment of Notes.

(a)     Series A Notes. The Existing Series A Notes are hereby and shall be deemed to be, automatically and without any further action, amended and restated in their entirety as set forth on Exhibit A; except that the date, registration number and principal amount set forth in each Existing Series A Note shall remain the same; provided, however, that, at the request of any Current Noteholder, the Company shall execute and deliver a new Series A Note or Series A Notes in the form of such Exhibit A in exchange for its Existing Series A Note, registered in the name of such Current Noteholder, in the aggregate principal amount of the Series A Notes owing to such Current Noteholder on the date hereof and dated the date of the last interest payment made to such Current Noteholder in respect of its Existing Series A Notes. Each reference to the “4.73% Senior Notes, Series A, due June 30, 2009” in any of the Financing Documents is hereby deleted and replaced with a reference to the “7.25% Senior Notes, Series A, due June 30, 2009”. Each other reference to “4.73%” in any of such agreements as the interest rate applicable to the Series A Notes is hereby deleted and replaced with “7.25%”.

(b)     Series B Notes. The Existing Series B Notes are hereby and shall be deemed to be, automatically and without any further action, amended and restated in their entirety as set forth on Exhibit B; except that the date, registration number and principal amount set forth in each Existing Series B Note shall remain the same; provided, however, that, at the request of any Current Noteholder, the Company shall execute and deliver a new Series B Note or Series B Notes in the form of such Exhibit B in exchange for its Existing Series B Note, registered in the name of such Current Noteholder, in the aggregate principal amount of the Series B Notes owing to such Current Noteholder on the date hereof and dated the date of the last interest payment made to such Current Noteholder in respect of its Existing Series B Notes. Each reference to the “5.35% Senior Notes, Series B, due June 30, 2011” in any of the Financing Documents is hereby deleted and replaced with a reference to the “7.45% Senior Notes, Series B, due June 30,

      2011”. Each other reference to “5.35%” in any of such agreements as the interest rate applicable to the Series B Notes is hereby  deleted and replaced with “7.45%”.

(c)     Series C Notes. The Existing Series C Notes are hereby and shall be deemed to be, automatically and without any further action, amended and restated in their entirety as set forth on Exhibit C; except that the date, registration number and principal amount set forth in each Existing Series C Note shall remain the same; provided, however, that, at the request of any Current Noteholder, the Company shall execute and deliver a new Series C Note or Series C Notes in the form of such Exhibit C in exchange for its Existing Series C Note, registered in the name of such Current Noteholder, in the aggregate principal amount of the Series C Notes owing to such Current Noteholder on the date hereof and dated the date of the last interest payment made to such Current Noteholder in respect of its Existing Series C Notes. Each reference to the “5.78% Senior Notes, Series C, due June 30, 2014” in any of the Financing Documents is hereby deleted and replaced with a reference to the “7.55% Senior Notes, Series C, due June 30, 2012”. Each other reference to “5.78%” in any of such agreements as the interest rate applicable to the Series C Notes and each other reference therein to “June 30, 2014” as the applicable maturity date with respect to the Series C Notes is hereby deleted and replaced with “7.55%” and “June 30, 2012”, respectively.

4.2.	Note Purchase Agreement Amendments.

The Existing Note Agreement is hereby and shall be amended in the manner specified in Exhibit D to this Agreement.

4.3.	No Other Amendments; Confirmation.

Except as expressly provided herein, (a) no terms or provisions of any agreement are modified or changed by this Agreement, (b) the terms of this Agreement shall not operate as a waiver by any Current Noteholder of, or otherwise prejudice any Current Noteholder’s rights, remedies or powers under, the Existing Note Agreement, the Existing Notes or any other Financing Document or under any applicable law, and (c) the terms and provisions of the Existing Note Agreement, the Existing Notes and each other Financing Document shall continue in full force and effect.

5.	CONDITIONS TO EFFECTIVENESS OF AMENDMENTS.

The Amendments shall become effective on the date hereof (the “Closing Date”), provided that the following conditions precedent have been satisfied to the satisfaction of the Current Noteholders pursuant to documentation (where applicable) in form and substance satisfactory to them:

(a)     the Obligors shall have executed and delivered this Agreement and the Subsidiary Guaranty Amendment to the Current Noteholders, and the Company shall have executed and delivered replacement Notes to any Current Noteholder requesting the same;

(b)     a Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau shall have been obtained for each series of Notes;

(c)     the Collateral Agent, the Lenders and the Obligors shall have executed and delivered the Collateral Sharing Agreement to the Current Noteholders, which agreement shall be in full force and effect;

(d)     the Company shall have delivered to each of the Current Noteholders a true and correct copy of the Credit Agreement, which agreement shall be in full force and effect;

(e)     except to the extent constituting Post-Closing Items, the Security Documents shall have been duly executed by each Obligor party thereto and the Collateral Agent, and the Obligors shall have executed and delivered any documents, agreements, instruments, filings and other items related thereto as reasonably required by any Current Noteholder and/or the Collateral Agent to create a valid, attached, perfected, first priority Lien in favor of the Collateral Agent (subject only to Permitted Liens) with respect to the Collateral covered by the Security Documents;

(f)     except to the extent constituting Post-Closing Items, the Company shall have delivered to the Current Noteholders fully executed landlord lien waiver agreements from the landlords of the Obligors with respect to the following locations:

(i)     7307 and 7337 South Revere Parkway, Centennial, Colorado;

(ii)     160 East Via Verde Road, San Dimas, California;

(iii)     10901 Malcolm McKinley Drive, Tampa, Florida;

(iv)     2320 W. Peoria Avenue, Bldg. D 133, Phoenix, Arizona; and

(v)     53 Second Avenue, Burlington, Massachusetts;

(g)     each Obligor shall have delivered such certificates of officers, incumbency certificates, charter documents, resolutions, good standing certificates and other documents related to the status of such Obligor and as to the proper authorization of the transactions contemplated by this Agreement, as required by the Current Noteholders;

(h)     the Company shall have provided all other due diligence materials requested by the Current Noteholders;

(i)     the Company shall have delivered (i) a legal opinion of the general counsel to the Obligors, addressing the matters set forth on Exhibit E and such other matters as required by the Current Noteholders, and (ii) a legal opinion of independent counsel to the Obligors (which counsel shall be satisfactory to the Current Noteholders), addressing the matters set forth on Exhibit F and such other matters as required by the Current Noteholders;

(j)     the Company shall have paid all unpaid fees and disbursements of Bingham McCutchen LLP (“Bingham”), special counsel to the Current Noteholders, as reflected in an invoice presented to the Company on or before the date hereof;

(k)     the Company shall have prepaid $25,000,000 in aggregate principal amount of the Notes, together with interest accrued thereon to the payment date and together with the Make-Whole Amount (a calculation of which, in reasonable detail, shall have been provided by the Company to the Current Noteholders three Business Days prior to the Closing Date), in the amounts and with respect to the Notes of each Current Noteholder as set forth on Annex 2, to be paid by wire transfer of immediately available funds in accordance with the wiring instructions set forth on Annex 2 (the Current Noteholders hereby waive any notice required in connection with such prepayment under the terms of Section 8.2 of the Note Purchase Agreement); and

(l)     the Company shall have delivered copies of letters from each of Bank of America, SunTrust Bank and U.S. Bank, or evidence otherwise satisfactory to the Current Noteholders, to the effect that no amounts are due and owing to them under the Credit Agreement (as in effect immediately prior to the effectiveness of the amendment and restatement thereof to be entered into contemporaneously herewith) and that their commitments are terminated effective upon such amendment and restatement.

Any document entered into in connection with the transaction contemplated hereby shall be in form and substance satisfactory to the Required Holders, provided that execution and delivery of this Agreement by the Required Holders shall be deemed to be an affirmation that such document is so satisfactory.

6.	DEFINED TERMS.

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Note Purchase Agreement. In addition, the following capitalized terms used herein shall have the meanings ascribed to them in the corresponding section of this Agreement referenced below:

“Agreement” means this Third Amendment to Note Purchase Agreement.

“Amendments” - Section 2.

“Bingham” - Section 5(j).

“Closing Date” - Section 5.

“Company” - the introductory sentence hereof.

“Current Noteholders” - Section 1.

“Existing Financing Documents” - Section 8.

“Existing Note Agreement” - Section 1.

“Existing Notes” - Section 1.

“Existing Pledge Agreement” - means the Pledge Agreement, dated as of September 13, 2005, by and among the Company, the Collateral Agent, Sypris Technologies Mexican Holdings, LLC and Sypris Technologies, Inc.

“Existing Series A Notes” - Section 1.

“Existing Series B Notes” - Section 1.

“Existing Series C Notes” - Section 1.

“Existing Sharing Agreement” - means the Collateral Sharing Agreement, dated as of September 13, 2005, by and among the Current Noteholders, the Collateral Agent and the Lenders.

“Financing Statements” - Section 3.7(b).

“Initial Projections” - Section 3.2.

“Noteholders” - Section 7.

“Note Purchase Agreement” - Section 1.

“Notes” - Section 1.

“Obligors” - Section 3.6(a).

“Permitted Liens” - Section 3.7(a).

“Third Amendment Documents” - Section 3.6(a).

7.	EXPENSES.

The Company hereby agrees to pay, as and when billed, all reasonable costs and expenses of the holders of the Notes (the “Noteholders”), including, without limitation, the fees and expenses of Bingham, and also including any other reasonable out-of-pocket expenses of the Noteholders incurred in connection with this Agreement and the Financing Documents and in otherwise assessing, analyzing, evaluating, protecting, asserting, defending or enforcing any rights or remedies which are or may be available to the Noteholders under the Financing Documents. This provision shall be supplementary to, and shall not in any way be deemed to limit, the terms of any engagement letter between the Company and Bingham or any agreement of the Company or any Subsidiary to pay the fees and expenses of the Noteholders in any other Financing Document.

8.	RELEASE.

In order to induce the Current Noteholders to enter into this Agreement, the Obligors acknowledge and agree that: (a) neither the Company nor any of its Subsidiaries has any claim or cause of action against any of the Current Noteholders (or any of their respective directors, trustees, officers, employees, attorneys, advisors or agents) relating to or arising out of the

Existing Note Agreement, the Existing Notes, the Subsidiary Guaranty, the Existing Pledge Agreement, the Existing Sharing Agreement or any agreement entered into in connection therewith (collectively, the “Existing Financing Documents”); (b) neither the Company nor any of its Subsidiaries has any offset right, counterclaim or defense of any kind against any of their respective obligations, indebtedness or liabilities to any of the Current Noteholders; and (c) each of the Current Noteholders and the Collateral Agent has heretofore properly performed and satisfied in a timely manner all of its obligations to the Company and its Subsidiaries under the Existing Financing Documents. The Obligors wish to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters would impair or otherwise adversely affect any of the Current Noteholders’ or the Collateral Agent’s rights, interests, contracts, or remedies under the Existing Financing Documents, whether known or unknown, as applicable. Therefore, each of the Obligors (in the case of the Subsidiary Guarantors, pursuant to the acknowledgement and agreement on the signature pages hereto) unconditionally releases, waives and forever discharges (x) any and all liabilities, obligations, duties, promises or indebtedness of any kind of the Current Noteholders and the Collateral Agent to the Company or any of its Subsidiaries, except the obligations to be performed by any of them on or after the date hereof as expressly stated in the Financing Documents, as such obligations may be modified pursuant to the terms of this Agreement, and (y) all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), whether arising at law or in equity, whether known or unknown, which the Company or its Subsidiaries might otherwise have against any Current Noteholder, the Collateral Agent or any of their respective directors, trustees, officers, employees or agents, in either case (x) or (y), whether known or unknown, on account of any past or presently existing condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind. Neither the Collateral Agent nor any Current Noteholder shall be liable with respect to, and the Company and each Subsidiary Guarantor hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages relating to this Agreement or any other Financing Document or arising out of its activities in connection herewith or therewith (whether before, on or after the date hereof).

9.	MISCELLANEOUS.

9.1.	Part of Note Purchase Agreement, Future References, etc.

This Agreement shall be construed in connection with and as a part of the Existing Note Agreement and, except as expressly amended by this Agreement, all terms, conditions and covenants contained in the Existing Note Agreement, the Existing Notes and the other Existing Financing Documents are hereby ratified and shall be and remain in full force and effect. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Agreement may refer to the Note Purchase Agreement without making specific reference to this Agreement, but nevertheless all such references shall include this Agreement unless the context otherwise requires.

9.2.	Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS, UNITED

 STATES OF AMERICA, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

9.3.	Duplicate Originals, Execution in Counterpart.

Two (2) or more duplicate originals hereof may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in one or more counterparts and shall become effective at the time provided in Section 5 hereof, and each set of counterparts that, collectively, show execution by the Company and each Current Noteholder shall constitute one duplicate original.

9.4.	Binding Effect.

This Agreement shall be binding upon and shall inure to the benefit of the Company and the Current Noteholders and their respective successors and assigns.

[Remainder of page intentionally left blank; next page is signature page.]

If this Agreement is satisfactory to each of you, please so indicate by signing the applicable acceptance on a counterpart hereof and returning such counterpart to the Company, whereupon this Agreement shall become binding among the Company, the Subsidiary Guarantors and each of you in accordance with its terms.

Very truly yours,

SYPRIS SOLUTIONS, INC.

By:   /s/ Anthony C. Allen
Name: Anthony  C. Allen
Title: Vice President and Treasurer

[Signature Page to Third Amendment to Note Purchase Agreement]

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

By: /s/ Ellen I. Whittaker
Name: Ellen I. Whittaker
Title: Director, Fixed Income Investments

[Signature Page to Third Amendment to Note Purchase Agreement]

CONNECTICUT GENERAL LIFE INSURANCE COMPANY
By: CIGNA Investments, Inc. (authorized agent)

By:  /s/ David M. Cass
Name: David M. Cass
Title: Managing Director

LIFE INSURANCE COMPANY OF NORTH AMERICA
By: CIGNA Investments, Inc. (authorized agent)

By: /s/ David M. Cass
Name: David M. Cass
Title:  Managing Director

[Signature Page to Third Amendment to Note Purchase Agreement]

JEFFERSON PILOT FINANCIAL INSURANCE COMPANY
By:  Delaware Investment Advisers, a Series of Delaware
Management Business Trust, Attorney-in-Fact

By: /s/ Edward J. Brennan
Name: Edward J. Brennan
Title: Vice President

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY,
successor by merger to JEFFERSON-PILOT LIFE
INSURANCE COMPANY
By:  Delaware Investment Advisers, a Series of Delaware
Management Business Trust, Attorney-in-Fact

By: /s/ Edward J. Brennan
Name: Edward J. Brennan
Title: Vice President

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK,
successor by merger to JEFFERSON PILOT
LIFEAMERICA INSURANCE COMPANY
By:  Delaware Investment Advisers, a Series of Delaware
Management Business Trust, Attorney-in-Fact

By: /s/ Edward J. Brennan
Name: Edward J. Brennan
Title: Vice President

[Signature Page to Third Amendment to Note Purchase Agreement]

The undersigned Subsidiary Guarantors hereby acknowledge and reaffirm all of their obligations under the Subsidiary Guaranty and further acknowledge and agree to the terms and provisions contained herein, agree to be bound by the terms of Section 8 hereof and consent to the Company’s execution hereof:

SYPRIS TEST & MEASUREMENT, INC.

By:  /s/ Anthony C. Allen
Name: Anthony C. Allen
Title: Treasurer and Assistant Secretary

SYPRIS TECHNOLOGIES, INC.

By:  /s/ Anthony C. Allen
Name: Anthony C. Allen
Title: Treasurer and Assistant Secretary

SYPRIS ELECTRONICS, LLC

By:  /s/ Anthony C. Allen
Name: Anthony C. Allen
Title: Treasurer and Assistant Secretary

SYPRIS DATA SYSTEMS, INC.

By:  /s/ Anthony C. Allen
Name: Anthony C. Allen
Title: Treasurer and Assistant Secretary

SYPRIS TECHNOLOGIES MARION, LLC

By:  /s/ Anthony C. Allen
Name: Anthony C. Allen
Title: Treasurer and Assistant Secretary

SYPRIS TECHNOLOGIES KENTON, INC.

By:  /s/ Anthony C. Allen
Name: Anthony C. Allen
Title: Treasurer and Assistant Secretary

[Signature Page ot Third Amendment to Note Purchase Agreement]

SYPRIS TECHNOLOGIES MEXICAN HOLDINGS, LLC

By:  /s/ Anthony C. Allen
Name: Anthony C. Allen
Title: Treasurer and Assistant Secretary

[Signature Page to Third Amendment to Note Purchase Agreement]

EXHIBIT A
[FORM OF SERIES A SENIOR NOTE]

SYPRIS SOLUTIONS, INC.

7.25% Senior Note, Series A
Due June 30, 2009

No. AR-[___]                                                                     [Date]

$[________]                                                               PPN: 871655 B*6

FOR VALUE RECEIVED, the undersigned, SYPRIS SOLUTIONS, INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, promises to pay to [___________], or registered assigns, the principal sum of [________________] Dollars ($[            ]) on June 30, 2009, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of (i) 4.73% per annum at all times prior to, but not including, April 6, 2007 and (ii) 7.25% per annum at all times on or after April 6, 2007 (in each case subject to clause (b) below), payable semiannually, on June 30 and December 30 in each year, commencing with the June 30 or December 30 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make Whole Amount (as defined in the Note Purchase Agreement referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 10.25% or (ii) 3% over the rate of interest publicly announced by LaSalle Bank National Association from time to time in Chicago, Illinois as its “base” or “prime” rate.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of LaSalle Bank National Association in Chicago, Illinois or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to a Note Purchase Agreement dated as of June 1, 2004 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representations and agreements set forth in Section 6 of the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s

Exhibit A-1

attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, and is subject to mandatory prepayment, in each case at the times and on the terms specified in the Note Purchase Agreement but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

Payment of the principal of, and interest and Make-Whole Amount, if any, on this Note, and all other amounts due under the Note Purchase Agreement, is guaranteed pursuant to the terms of a Subsidiary Guaranty dated as of June 1, 2004 of certain Subsidiaries of the Company, as amended or supplemented from time to time.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Illinois excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

SYPRIS SOLUTIONS, INC.

By: ____________________________
Name:
Title:

Exhibit A-2

EXHIBIT B
[FORM OF SERIES B SENIOR NOTE]

SYPRIS SOLUTIONS, INC.

7.45% Senior Note, Series B
Due June 30, 2011

No. BR-[___]                                                             [Date]

$[________]                                                          PPN: 871655 B@4

FOR VALUE RECEIVED, the undersigned, SYPRIS SOLUTIONS, INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, promises to pay to [___________], or registered assigns, the principal sum of [________________] Dollars ($[           ]) on June 30, 2011, with interest (computed on the basis of a 360-day year of twelve 30 day months) (a) on the unpaid balance thereof at the rate of (i) 5.35% per annum at all times prior to, but not including, April 6, 2007 and (ii) 7.45% per annum at all times on or after April 6, 2007 (in each case subject to clause (b) below), payable semiannually, on June 30 and December 30 in each year, commencing with the June 30 or December 30 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 10.45% or (ii) 3% over the rate of interest publicly announced by LaSalle Bank National Association from time to time in Chicago, Illinois as its “base” or “prime” rate.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of LaSalle Bank National Association in Chicago, Illinois or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to a Note Purchase Agreement dated as of June 1, 2004 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representations and agreements set forth in Section 6 of the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s

Exhibit B-1

attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, and is subject to mandatory prepayment, in each case at the times and on the terms specified in the Note Purchase Agreement but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

Payment of the principal of, and interest and Make-Whole Amount, if any, on this Note, and all other amounts due under the Note Purchase Agreement, is guaranteed pursuant to the terms of a Subsidiary Guaranty dated as of June 1, 2004 of certain Subsidiaries of the Company, as amended or supplemented from time to time.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Illinois excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

SYPRIS SOLUTIONS, INC.

By: _______________________
Name:
Title:

Exhibit B-2

EXHIBIT C
[FORM OF SERIES C SENIOR NOTE]

SYPRIS SOLUTIONS, INC.

7.55% Senior Note, Series C
Due June 30, 2012

No. CR-[___]                                                                 [Date]

$[________]                                                         PPN: 871655 B#2

FOR VALUE RECEIVED, the undersigned, SYPRIS SOLUTIONS, INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, promises to pay to [___________], or registered assigns, the principal sum of [________________] Dollars ($[                ]) on June 30, 2012, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of (i) 5.78% per annum at all times prior to, but not including, April 6, 2007 and (ii) 7.55% per annum at all times on or after April 6, 2007 (in each case subject to clause (b) below), payable semiannually, on June 30 and December 30 in each year, commencing with the June 30 or December 30 next succeeding the date hereof until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 10.55% or (ii) 3% over the rate of interest publicly announced by LaSalle Bank National Association from time to time in Chicago, Illinois as its “base” or “prime” rate.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of LaSalle Bank National Association in Chicago, Illinois or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to a Note Purchase Agreement dated as of June 1, 2004 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representations and agreements set forth in Section 6 of the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s

Exhibit C-1

attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, and is subject to mandatory prepayment, in each case at the times and on the terms specified in the Note Purchase Agreement but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement:

Payment of the principal of, and interest and Make-Whole Amount, if any, on this Note, and all other amounts due under the Note Purchase Agreement, is guaranteed pursuant to the terms of a Subsidiary Guaranty dated as of June 1, 2004 of certain Subsidiaries of the Company, as amended or supplemented from time to time.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Illinois excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

SYPRIS SOLUTIONS, INC.

By: ____________________________
Name:
Title:

Exhibit C-2

EXHIBIT D

AMENDMENTS TO EXISTING NOTE AGREEMENT

1.
Section 1 of the Existing Note Agreement is hereby amended by replacing the parenthetical expression “(the “Subsidiary Guaranty”)” in the third to the last line thereof with “(as amended, restated or otherwise modified from time to time, the “Subsidiary Guaranty”)”.

2.	Section 7.1(a) of the Existing Note Agreement is hereby amended by replacing the first six lines of such section with the following:

“(a)     Quarterly Statements - as soon as available, and in any event within forty-five (45) days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year, duplicate copies of,”

3.	Section 7.1(b) of the Existing Note Agreement is hereby amended by replacing the first four lines of such section with the following:

“(b)     Annual Statements - as soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Company, duplicate copies of,”

4.
Section 7.1(e) of the Existing Note Agreement is hereby amended by deleting the “and” appearing at the end of such Section, Section 7.1(f) of the Existing Note Agreement is hereby amended by relettering such section as Section 7.1(h), and new Sections 7.1(f) and (g) are hereby added to Section 7.1 immediately following existing Section 7.1(e) to read in their entireties as follows:

“(f)     Projections; Market Overview - (i) (A) in draft form, on or before November 30 of each fiscal year of the Company, and (B) in the form reviewed and approved by the Company’s Board of Directors, before the last day of each fiscal year of the Company, a consolidated operating budget for the Company and its Subsidiaries for the next succeeding Fiscal Year (the “Fiscal Year Budget”), with detail in a quarterly format and any other data as requested by the Required Holders, and (ii) together with the quarterly financial statements required to be delivered under Section 7.1(a), (A) a comparative condensed consolidated balance sheet, income statement and cash flow statement of the Company and its Subsidiaries for fiscal quarter then most recently ended, comparing the actual results for the portion of the fiscal year then ended to the projected amounts for such period set forth in the Fiscal Year Budget, (B) an update to the most recently delivered Fiscal Year Budget, reflecting any necessary updates and revisions, together with an explanation of any changes from such Fiscal Year Budget, and (C) a market overview reflecting then current and projected conditions in the principal markets of the Company and its Subsidiaries, in each case together with a certificate of a Senior Financial Officer of the Company stating that such projections have been prepared by the Company on the basis of assumptions stated therein which the Company reasonably believed were reasonable when made in light of the historical performance of the

Exhibit D-1

 Company and its Subsidiaries and reasonably foreseeable business conditions and that such projections have been approved by the board of directors of the Company;”

“(g)     Monthly Statements -- as soon as available, and in any event within twenty-five (25) days after the end of each monthly fiscal period in each fiscal year of the Company (other than the last monthly fiscal period of any fiscal quarter of the Company), duplicate copies of,

(i)     a condensed consolidated balance sheet of the Company and its Subsidiaries as at the end of such month,

(ii)     a condensed consolidated statement of income of the Company and its Subsidiaries for such month and (in the case of each monthly fiscal period other than the last such period in each fiscal year) for the portion of the fiscal year ending with such month, and

(iii)     condensed consolidated statements of cash flows of the Company and its Subsidiaries for such month and (in the case of each monthly fiscal period other than the last such period in each fiscal year) for the portion of the fiscal year ending with such month, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to monthly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; and”

5.	Section 7.2 of the Existing Note Agreement is hereby amended and restated in its entirety as follows:

“7.2.     Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a), Section 7.1(b) or Section 7.1(g) shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a)     Covenant Compliance -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.1 through Section 10.8, inclusive, during the monthly, quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b)     Event of Default -- a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review

Exhibit D-2

 of the transactions and conditions of the Company and its Subsidiaries from the beginning of the monthly, quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.”

6.	A new Section 7.4 is hereby added to the Existing Note Agreement immediately following Section 7.3 to read as follows:

“7.4.     Field Audits and Inventory Spot Checks.

The Company will, and will cause its Subsidiaries to, permit the Collateral Agent to conduct Field Audits and Inventory Spot Checks on the terms and conditions set forth in the Credit Agreement.”

7.	Section 8.1 of the Existing Note Agreement is hereby amended and restated in its entirety as follows:

“8.1.     Mandatory Prepayments.

(a)     No Scheduled Prepayments. No regularly scheduled prepayments are due on the Notes prior to their stated maturity.

(b)     Prepayment from Proceeds of Dana Payments. Within (1) Business Day of the receipt by the Company or any Subsidiary of any Dana Payment, the Company shall give written notice thereof to each holder of Notes, which notice shall set forth the amount of such Dana Payment and the Creditors’ Share thereof and shall specify a date (not more than 15 Business Days following the receipt of such Dana Payment) on which the Company will make a prepayment in respect of the Notes in accordance with the terms of this Section 8.1(b). On such specified prepayment date (the “Specified Prepayment Date”), the Company shall pay to each holder of a Note, and there shall become due and payable, an aggregate principal amount of the Notes of such holder (together with interest accrued on such Notes to the Specified Prepayment Date and the Make-Whole Amount, if any, on the principal amount so prepaid) equal to such holder’s Ratable Portion of such Dana Payment.

For purposes of this clause (b):

“Ratable Portion” shall mean, with respect to any holder of Notes and a Dana Payment, a principal amount of the Notes of such holder equal to the result of:

(i)     until such time as the Commitment Reduction Condition has been met, (A) the Creditors’ Share of such Dana Payment, multiplied by (B) the result

Exhibit D-3

of (I) the aggregate principal amount of the Notes of such holder as of the date of receipt by the Company or such Subsidiary of such Dana Payment, divided by (II) the sum of (x) the aggregate then outstanding principal amount of the Notes, plus (y) the then outstanding Commitments of the Lenders under the Credit Agreement; and

(ii)     once the Commitment Reduction Condition has been met and thereafter,

(A)  (I)     the Creditors’ Share of such Dana Payment, multiplied by (II) the result of (1) the aggregate principal amount of the Notes of such holder as of the date of receipt by the Company or such Subsidiary of such Dana Payment, divided by (2) the sum of (x) the aggregate then outstanding principal amount of the Notes, plus (y) the average daily balance of the Loans over the period of 90 days immediately preceding such date; plus

(B)     such holder’s pro rata share (determined in accordance with Section 8.4) of any remaining amount of the Creditors’ Share of such Dana Payment after making the payments required under clause (ii)(A) of this definition and the corresponding clause (ii)(A) of such definition in Section 2.4D of the Credit Agreement.

“Commitments” shall mean, in respect of the Lenders under the Credit Agreement, the amount of the “Revolving Loan Commitments” as such term is defined therein (as in effect on the date hereof) provided such amount shall not include any credit availability which has not been used by the Company to the extent the Company’s ability to use such credit availability has been terminated as a result of an Event of Default (as defined in the Credit Agreement) or other term or condition relating to the Company’s credit condition which, in either case, exists as of the date of determination.

“Commitment Reduction Condition” shall mean, at any time that the Company or any Subsidiary receives any Dana Payment, the condition that, after giving effect to all or any portion of the payments that would otherwise be required under this Section 8.1(b) or Section 2.4D of the Credit Agreement in respect of such Dana Payment, the Commitments have been reduced to $25,000,000 or less.

(c)     Notice and Certification in Connection with Dana Payments. On or prior to the 10th Business Day prior to such scheduled prepayment date, the Company shall send a written notice to each holder of Notes which shall specify the aggregate principal amount of the Notes of each series to be prepaid on such date, the principal amount of each Note of such series held by such holder to be prepaid (determined in accordance with Section 8.4), the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and the principal amount of the loans held by each Lender being prepaid under Section

Exhibit D-4

2.4D of the Credit Agreement in connection herewith, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.”

8.
Section 8.7 of the Existing Note Agreement is hereby amended by deleting the references to “Section 8.2” in the definitions of “Called Principal” and “Settlement Date” therein and replacing them with references to “Section 8.1(b) or Section 8.2”, and by amending and restating the definition of “Remaining Schedule Payments” set forth therein to read in its entirety as follows:

““Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal (determined as if the maturity date with respect to the Series C Notes were June 30, 2014) and interest thereon (determined as though the per annum rates in effect with respect to the Notes were the rates in effect immediately prior to the effectiveness of the Third Amendment) that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued (at the per annum rates noted above) to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.1(b), 8.2 or 12.1.”

9.	Section 9.2 of the Existing Note Agreement is hereby amended and restated in its entirety to read as follows:

“9.2.     Insurance.

The Company will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated and as is required under the terms of the Security Documents.”

10.	Section 9.3 of the Existing Note Agreement is hereby amended and restated in its entirety to read as follows:

“9.3.     Maintenance of Properties.

Exhibit D-5

The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear) and otherwise in accordance with the terms of the Security Documents, so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.”

11.	Section 9.6 of the Existing Note Agreement is hereby amended and restated in its entirety to read as follows:

“Section 9.6.     Pari Passu Ranking.

The obligations of the Company with respect to the Notes and the obligations of each Subsidiary Guarantor under the Subsidiary Guaranty are, and will at all times constitute, direct secured obligations of the Company or such Subsidiary Guarantor, as the case may be, ranking pari passu (subject to Section 9 of the Collateral Sharing Agreement) as to claims against the assets of the Company or such Subsidiary Guarantors with the obligations of the Company or such Subsidiary Guarantors set forth in the Credit Agreement.

12.	A new Section 9.7 is hereby added to the Existing Note Agreement immediately following Section 9.6 thereof to read in its entirety as follows:

“Section 9.7.     Most Favored Lender Covenant.

If at any time after the Third Amendment Effective Date the Credit Agreement (whether by amendment, restatement, replacement or otherwise) includes covenants (whether affirmative or negative, and whether maintenance or incurrence) or defaults or events of default that are more restrictive than those contained in this Agreement or are not provided for in this Agreement (each such covenant and default or events of default herein referred to as “More Favorable Provision”), then the Company shall promptly, and in any event within 5 Business Days of the inclusion of such covenants or defaults, so advise and notify each holder of a Note in writing. Such writing shall include a verbatim statement of such More Favorable Provision. Thereupon, unless waived in writing by the Required Holders within 5 Business Days of the holders’ receipt of such notice, such More Favorable Provision (together with any related defined terms) shall be deemed incorporated by reference in this Agreement as if set forth fully herein, mutatis mutandis, effective as of the date when such More Favorable Provisions became effective under such other agreement, instrument or document (each such More Favorable Provision as incorporated herein is herein referred to as an

Exhibit D-6

 “Incorporated Provision”) and no such Incorporated Provision may thereafter be waived, amended or modified under this Agreement without the prior written consent of the Required Holders; each such Incorporated Provision that is a covenant (in contrast to a default or event of default) shall be deemed incorporated by reference into Section 11(c) of the Agreement as if fully set forth therein. Thereafter, upon the request of the Required Holders, the Company and the Required Holders shall enter into an additional agreement or an amendment to this Agreement (as the Required Holders may request), evidencing the incorporation of such Incorporated Provision substantially as provided for in the Credit Agreement. Each Incorporated Provision shall remain unchanged herein notwithstanding any subsequent waiver, amendment or other modification of the More Favorable Provision giving rise to such Incorporated Provision (unless making such provision more restrictive as determined by the Required Holders in their sole discretion). In furtherance of the foregoing and for the avoidance of doubt, any incorporation by reference into this Agreement of a More Favorable Provision shall have no impact on the continuing effectiveness of any similar financial covenant contained in this Agreement at the effective time of such incorporation by reference.”

13.	Section 10 of Existing Note Agreement is hereby amended and restated in its entirety to read as follows:

“10.1     Consolidated Net Debt; Fixed Charge Coverage Ratio; Capital Expenditures.

(a)     Consolidated Net Debt. The Company will not, at the end of any period of four complete consecutive fiscal quarters of the Company ending on a date set forth in the table below, permit the ratio of Consolidated Net Debt to Consolidated EBITDA for the period of four complete fiscal quarters of the Company ending on such date to be greater than the ratio set forth opposite such date:

Date	Ratio
December 31, 2006	3.00 to 1.00
April 1, 2007	3.00 to 1.00
July 1, 2007	4.00 to 1.00
September 30, 2007	4.00 to 1.00
December 31, 2007	3.25 to 1.00
the last day of each fiscal quarter of the Company ending thereafter	3.00 to 1.00

Exhibit D-7

(b)     Fixed Charge Coverage Ratio. The Company will not, at the end of any period of four complete consecutive fiscal quarters of the Company ending on a date set forth in the table below, permit the Fixed Charge Coverage Ratio to be less than the ratio set forth opposite such date:

Date	Ratio
December 31, 2006	3.00 to 1.00
April 1, 2007	3.00 to 1.00
July 1, 2007	2.50 to 1.00
September 30, 2007	2.25 to 1.00
December 31, 2007	2.50 to 1.00
the last day of each fiscal quarter of the Company ending thereafter	3.00 to 1.00

(c)     Capital Expenditures. The Company will not, and will not permit any Subsidiary to, make Capital Expenditures in an amount exceeding, on a consolidated basis, (i) $30,000,000 for the 2006 fiscal year of the Company, (ii) $25,000,000 for the 2007 fiscal year of the Company, (iii) $30,000,000 for the 2008 fiscal year of the Company, (iv) $30,000,000 for the 2009 fiscal year of the Company and (v) $40,000,000 for any fiscal year of the Company thereafter.

(d)     Limitation on Rental Expense. The Company will not at any time permit Operating Lease Rentals for any fiscal year of the Company to exceed $10,000,000.

(e)     Fiscal Quarter End Dates. The Company will not cause or permit any of its fiscal quarters ending in fiscal year 2007 to end on any date other than the ending date with respect to such fiscal quarter set forth in Sections 10.1(a) and 10.1(b) above.

10.2.    Adjusted Consolidated Net Worth.

The Company will not permit Adjusted Consolidated Net Worth as of the last day of any fiscal quarter to be less than the sum of (i) $188,190,000, plus (ii) 25% of Consolidated Net Income (but only if a positive number) for each fiscal quarter ending after December 31, 2006, plus (iii) 100% of equity raised or contributed after such date.

10.3    Indebtedness, Guaranties, etc.

Exhibit D-8

The Company will not, and will not permit any Subsidiary to, without the prior written consent of the Required Holders, directly or indirectly, create, incur, assume, guarantee, agree to purchase or repurchase or provide funds in respect of, or otherwise become liable with respect to any Debt other than:

(a)     Permitted Senior Secured Debt;

(b)     obligations to the Lenders or their Affiliates under credit card programs in an aggregate amount for all such Persons not in excess of five million dollars ($5,000,000);

(c)     Debt, other than Debt permitted under clauses (a) and (b) of this Section 10.3, whether secured or unsecured, in an aggregate amount not to exceed five million dollars ($5,000,000); and

(d)     Any Guaranty by the Company or any Subsidiary Guarantor of Debt incurred by the Company or any Subsidiary Guarantor that is permitted under clauses (a), (b) or (c) of this Section 10.3.

10.4    Liens.

The Company will not, and will not permit any Subsidiary to, permit to exist, create, assume or incur, directly or indirectly, any Lien on its properties or assets (including, without limitation, any Lien on real property or improvements thereon), whether now owned or hereafter acquired, except:

(a)     Liens on property and Capital Leases that are disclosed on Schedule 3.14 to the Third Amendment;

(b)     Liens in favor of the Collateral Agent for the equal and ratable benefit of the Lenders and the holders of Notes securing Permitted Senior Secured Debt;

(c)     Liens (other than Liens securing real property or improvements thereon) securing any other Debt permitted under Section 10.3(c);

(d)     Liens on property acquired by the Company or any Subsidiary Guarantor in a Permitted Acquisition; provided that (i) such Liens were not incurred in contemplation of such Permitted Acquisition, (ii) such Liens do not extend to additional property of the Company or any Subsidiary (other than property that is an improvement to or is acquired for specific use in connection with the subject property) and (iii) the aggregate principal amount of Debt secured by each such Lien does not exceed the lesser of (y) the cost of acquisition or (z) the fair market value of the property subject thereto (as determined in good faith by one or more

Exhibit D-9

 officers of the Company to whom authority to enter into the transaction has been delegated by the board of directors);

(e)     Liens for taxes, assessments or governmental charges not yet due and payable or the payment of which is not at the time required under Section 9.4;

(f)     Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) for sums not yet due or being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(g)     Liens incidental to the conduct of business or the ownership of properties and assets (including landlords’, lessors’, carriers’, operators’, warehousemen’s, mechanics’, materialmen’s and other similar Liens) incurred in the ordinary course of business and not in connection with the borrowing of money;

(h)     encumbrances in the nature of leases, subleases, zoning restrictions, easements, rights of way, minor survey exceptions and other rights and restrictions of record on the use of real property and defects in title arising or incurred in the ordinary course of business, which, individually and in the aggregate, do not materially detract from the value of such property or assets subject thereto or materially impair the use of the property or assets subject thereto by the Company or such Subsidiary; and
(i)     Liens resulting from extensions, renewals or replacements of Liens permitted by paragraphs (a) and (d), provided that (i) there is no increase in the principal amount or decrease in maturity of the Debt secured thereby at the time of such extension, renewal or replacement, (ii) any new Lien attaches only to the same property theretofore subject to such earlier Lien and (iii) immediately after such extension, renewal or replacement no Default or Event of Default would exist.

10.5.    Sale of Assets.

The Company will not, and will not permit any Subsidiary to, sell, lease, transfer or otherwise dispose of, including by way of merger, any property, including capital stock of Subsidiaries (collectively a “Disposition”), in one or a series of transactions, to any Person, other than:

Exhibit D-10

(a)     Dispositions of inventory in the ordinary course of business;

(b)     Dispositions by the Company to any Subsidiary Guarantor (other than Sypris Mexican Holdings, LLC) or by any Subsidiary to the Company or a Subsidiary Guarantor (other than Sypris Mexican Holdings, LLC); or

(c)     Dispositions by the Company or a Subsidiary Guarantor to any Subsidiary that is not a Subsidiary Guarantor; provided that (i) the aggregate Disposition Value of all property so disposed of pursuant to this Section 10.5(c) shall not exceed (A) $10,000,000 in the aggregate for all such Dispositions in any fiscal year of the Company or (B) $18,000,000 in the aggregate for all such Dispositions occurring on and after the Third Amendment Effective Date, and (ii) after giving effect to such transaction, no Default or Event of Default shall exist; and

(d)     any other Disposition so long as the aggregate Disposition Value of all property so disposed of does not exceed $2,000,000 in any fiscal year of the Company and after giving effect to such transaction, no Default or Event of Default shall exist.

10.6    Mergers; Acquisitions; Liquidations.

Without the prior written consent of the Required Holders, the Company and its Subsidiaries shall not:

(a)     be a party to any consolidation, reorganization (including without limitation those types referred to in Section 368 of the United States Internal Revenue Code of 1986, as amended), recapitalization, “stock-swap” or merger; or

(b)     liquidate or dissolve or take any action with a view toward liquidation or dissolution; or

(c)     purchase all or a substantial part of the Capital Stock or property of any Person or business enterprise if (i) such purchase involves consideration, including assumption of Debt, in excess of Five Million Dollars ($5,000,000) for any single transaction, or (ii) such purchase, when combined with other such transactions occurring in the same fiscal year of the Company, involves consideration, including assumption of liabilities, in excess of Ten Million Dollars ($10,000,000) in the aggregate; provided that, at least five (5) Business Days prior to making or closing such acquisition, the Company has delivered a certificate in the form of Exhibit G to the Third Amendment evidencing such compliance.

An acquisition that can be accomplished without violating Section 10.6(c) or that has been consented to in writing by the Required Holders pursuant to this Section 10.6 shall be known as a “Permitted Acquisition.”

Exhibit D-11

10.7     Restricted Payments.

The Company will not, and will not permit any of its Subsidiaries to, declare or make, or incur any liability to declare or make, any Restricted Payments except that the Company may pay dividends on its common stock in an aggregate amount not to exceed (i) $0.18 per share (subject to customary adjustment based on stock dividends, stock splits, recapitalizations or similar events) in any fiscal year of the Company, and (ii) $0.045 per share (subject to customary adjustment based on stock dividends, stock splits, recapitalizations or similar events) in any fiscal quarter of the Company, provided that no Default or Event of Default shall exist immediately before and immediately after giving effect to such dividend.

10.8.    Subsidiary Guaranty and Security Documents.

The Company will cause each existing Subsidiary that is not a Subsidiary Guarantor on the Third Amendment Effective Date (other than the Mexican Subsidiaries the Capital Stock of which is pledged under the Pledge Agreement), and will cause each Person which thereafter becomes a Subsidiary, to (subject to clause (c) below) become a party to the Subsidiary Guaranty and deliver to each of the holders of Notes:

(a)     subject to clause (c) below, a copy of an executed joinder to the Subsidiary Guaranty;

(b)     such Security Documents, certificates, lien searches, organizational, other charter documents and resolutions and any other agreements, certificates, documents and instruments reasonably required by the Required Holders, each in form and substance satisfactory to the Required Holders and (in the case of the Security Documents) the Collateral Agent (and will deliver to the Collateral Agent all original instruments payable to such Subsidiary with any endorsements thereto required by the Collateral Agent or the Required Holders),

(c)     if the Company or any Subsidiary creates or acquires a Subsidiary that is a corporation or limited liability company not organized under the laws of the United States or any state or territory thereof (a “Foreign Entity”) and the Company advises the holders of Notes in writing that it believes that requiring such Foreign Entity to execute the Subsidiary Guaranty would cause adverse tax results to the Company under the Code, the Company shall, or shall cause the applicable parent Subsidiary of such Foreign Entity to, as promptly as possible (but in any event within sixty (60) days following the creation or acquisition thereof) (i) enter into an agreement pledging sixty-five percent (65%) of the Capital Stock of such Subsidiary, as applicable (such Subsidiary being referred to herein as a “Foreign Entity Subsidiary”), and (ii) deliver and cause each such parent Subsidiary and Foreign Entity Subsidiary to deliver to the Collateral Agent stock certificates and stock powers (to the extent applicable) or limited liability company certificates (to the extent applicable) with respect to the Foreign Entity Subsidiary and, if such conditions are met, such Foreign Entity Subsidiary will

Exhibit D-12

not be required to join the Subsidiary Guaranty; provided, however, that in the event that more than one Subsidiary within a commonly controlled group of Subsidiaries constitutes a Foreign Entity Subsidiary required to be pledged hereunder, then only the Capital Stock of the “parent” or “controlling” Subsidiary shall be required to be pledged hereunder;

(d)     a certificate signed by a Responsible Officer confirming the accuracy of the representations and warranties in Sections 5.2, 5.6, 5.7 and 5.19, with respect to such Subsidiary and the documents delivered pursuant to clauses (a), (b) and (c) above, as applicable; and

(e)     an opinion of counsel reasonably satisfactory to the Required Holders addressed to each holder of Notes with respect to such Subsidiary and the documents and agreements delivered pursuant hereto and addressing the matters addressed in the legal opinion delivered to the holders of Notes on the Third Amendment Effective Date and such other matters as are reasonably required by the Required Holders.

10.9.     Limitations on Investments, Loans and Advances.

The Company shall not, and shall not permit any of its Subsidiaries to, make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money (any such investment, loan or advance an “Investment”), to any Person, through the direct or indirect lending of money, holding of securities or otherwise, except for:

(a)      Investments in the Company or any Subsidiary Guarantor;

(b)     Investments in Subsidiaries with operations outside the United States that have been made prior to the Third Amendment Effective Date;

(c)      Investments (including Investments constituting Debt) by the Company or a Subsidiary Guarantor in Subsidiaries with operations outside the United States that are made after the Third Amendment Effective Date, so long as the aggregate amount of all such Investments, together with the aggregate net book value of the assets transferred from the Company or any Subsidiary Guarantor to Subsidiaries with operations outside the United States to the extent permitted by Section 10.5(c) hereof, does not exceed $30,000,000;

(d)     provided no Event of Default exists and is continuing, (i) the Company may make Investments subject to Control Agreements favor of the Collateral Agent for the benefit of Lenders and holders of Notes or otherwise subject to a perfected security interest in favor of the Collateral Agent for the benefit of the Lenders and the holders of Notes, in (A) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (B) commercial paper maturing no more than one year from the date of

Exhibit D-13

creation thereof and currently having the rating of A-1 or better or P-1, by Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., respectively, (C) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of "A" or better by a nationally recognized rating agency (as used in this Section 10.9(d), an “A Rated Bank”), (D) time deposits maturing no more than thirty (30) days from the date of creation thereof with A Rated Banks and (E) mutual funds that invest solely in one or more of the Investments described in clauses (A) through (D) above and (ii) Subsidiaries organized under the laws of any jurisdiction other than the United States of America may make Investments in direct obligations of the jurisdiction in which it is organized, provided that such jurisdiction’s direct obligations are rated “A” or better by Moody’s Investors Services, Inc., and such obligations mature not more than one year from the date of acquisition thereof; and

(e)     promissory notes, trade receivables and other similar non-cash consideration received by the Company and its Subsidiaries in connection with Dispositions of assets permitted by 10.5 hereof.

10.10.     Nature of Business.

The Company will not, and will not permit any Subsidiary to engage in any businesses other than the businesses conducted on the date of the First Closing, and all businesses incidental thereto.

10.11.    Transactions with Affiliates.

The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any Material transaction or Material group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

10.12.    Rate Management Transaction Agreement; Interest Rate Agreements.

The Company will not, and will not permit any Subsidiary to, enter into any Rate Management Transaction Agreement or Interest Rate Agreement unless (i) such Rate Management Transaction Agreement or Interest Rate Agreement is intended to fix or establish a maximum interest rate in respect of Debt with a notional amount not in excess of the revolving loan commitments under the Credit Agreement and is embodied in a standard ISDA form of agreement which is

Exhibit D-14

acceptable to the Required Holders with respect to any intercreditor issues and (ii) the Company has promptly provided a true and complete copy of such Rate Management Transaction Agreement or Interest Rate Agreement to each holder of a Note.

10.13.    Governmental Regulation.

The Company will not, and will not permit any Subsidiary to, (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the holders of Notes from making any financial accommodation to the Company or any Subsidiary or from otherwise conducting business with any of them, or (b) fail to provide documentary and other evidence of its identity as may be requested by any holder of a Note at any time to enable such holder to verify the identity of the Company or such Subsidiary or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

10.14.    Commitments under Credit Agreement.

(a)    The Company will not at any time permit the commitments of the Lenders under the Credit Agreement to be less than $50,000,000 in the aggregate; provided that such commitments may be reduced in connection with any Dana Payment by an amount equal to difference of (i) the Creditor’s Share of such Dana Payment and (ii) the aggregate amount payable to the holders of Notes with respect to such Dana Payment under Section 8.1(b); so long such commitments are not reduced below $25,000,000.

(b)    The Company will not any time permit the conditions to borrowing under the Credit Agreement to be modified (other than to make such conditions less restrictive on the Company) from the conditions set forth in the Credit Agreement on the date hereof.

10.15.    Use of Proceeds of Retained Dana Payments.

(a)    The Company will, and will cause each Subsidiary to, deposit any Retained Dana Payment in the Dana Payment Account (as defined in the Collateral Sharing Agreement) in accordance with the terms of the Collateral Sharing Agreement, promptly upon the receipt of such payment.

(b)    To the extent the Dana Payment Account contains a balance of moneys on the third anniversary of the initial deposit of any Retained Dana Payment to the Dana Payment Account (such date, the “Third Anniversary Date”), such balance of moneys shall be deemed to constitute a Dana Payment received by the Company on the Third Anniversary Date and the Company shall make a prepayment of the Notes with respect to such balance in accordance with Section 8.1(b).

Exhibit D-15

(c)    The Company will not, and will not permit any Subsidiary to, use all or any part of a Retained Dana Payment for any purpose other than for a purpose permitted under the terms of the Collateral Sharing Agreement.

10.16.    Post- Closing Obligations.

(a)     The Company shall, and shall cause the Subsidiary Guarantors to, cause patent and trademark assignments to be filed with the US Patent and Trademark Office on or prior to the 60th day following the Third Amendment Effective Date, perfecting the Collateral Agent’s security interest in the patents and trademarks of the Company and the Subsidiary Guarantors.

(b)     The Company shall, and shall cause the Subsidiary Guarantors to, use their best efforts in good faith to deliver, or cause to be delivered, to each holder of Notes fully executed landlord lien waiver agreements in favor of the Collateral Agent from the landlords with respect to the leased properties set forth on Schedule 10.16(b) to the Third Amendment on or prior to the 60th day following the Third Amendment Effective Date.

(c)     The Company shall, and shall cause the Subsidiary Guarantors to, cause a fixture filing, in form and substance satisfactory to the Required Holders, to be made in the appropriate recording office with respect to each location set forth on Schedule 3.7(a) (other than Delaware) to the Third Amendment, and any other location where the Company or any Subsidiary Guarantor maintains assets with a net book value of $1,000,000 or more, in each case on or prior to the 10th day following the Third Amendment Effective Date.

(d)     On or prior to the 30th day following the Third Amendment Effective Date, the Company shall have either:

(i)     taken all steps and executed all such documents as are required to (A) perfect the pledge under the Pledge Agreement (as amended), (B) ensure the enforceability thereof under the laws of Mexico and (C) ensure that the Collateral Agent may exercise all rights and remedies available to it thereunder, in each case as determined by Mexican counsel to the Current Noteholders; or

(ii)     delivered an opinion of Mexican counsel to the Company as to such matters and any related matters required by the Required Holders, in form and substance satisfactory to the Required Holders.

(e)     The Company shall use its best efforts in good faith to deliver a Control Agreement, in form and substance satisfactory to the Required Holders, with respect to its deposit accounts with Wachovia Bank, National Association (other than with respect to its payroll account) on or prior to the 15th day following the Third Amendment Effective Date.”

14.	Section 11 of the Existing Note Agreement is hereby amended and restated in its entirety as follows:

Exhibit D-16

“11.     EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)     the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)     the Company defaults in the payment of any interest on any Note for more than five days after the same becomes due and payable; or

(c)     the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Section 10; or

(d)     the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b), (c) and (l) of this Section 11) or in any other Financing Document and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e)     any representation or warranty made in writing by or on behalf of the Company or any Subsidiary Guarantor or by any officer of the Company or any Subsidiary Guarantor in any Financing Document or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)     (i) the Company or any Subsidiary Guarantor or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt that is outstanding, beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary Guarantor or any Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any Debt, or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared (or one or more Persons are entitled to declare such Debt to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), (x) the Company or any Subsidiary Guarantor or any Significant Subsidiary has become obligated to purchase or repay any Debt before its regular maturity or before its regularly scheduled dates of payment, or (y) one or more Persons have the right to require the Company or any Subsidiary Guarantor or any Significant Subsidiary so to purchase or repay such Debt; or

Exhibit D-17

(g)     the Company or any Subsidiary Guarantor or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)     a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any Subsidiary Guarantor or any Significant Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Subsidiary Guarantor or any Significant Subsidiary, or any such petition shall be filed against the Company or any Subsidiary Guarantor or any Significant Subsidiary and such petition shall not be dismissed within 60 days; or

(i)     a final judgment or judgments for the payment of money aggregating in excess of $2,000,000 are rendered against one or more of the Company, the Subsidiary Guarantors and the Significant Subsidiaries, which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j)     if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans determined in accordance with Title IV of ERISA, shall exceed $15,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect; or

Exhibit D-18

(k)    the Subsidiary Guaranty ceases to be in full force and effect, except as provided in Section 22, or is declared to be null and void in whole or in material part by a court or other governmental or regulatory authority having jurisdiction or the validity or enforceability thereof shall be contested by the Company or any Subsidiary Guarantor or any of them renounces any of the same or denies that it has any or further liability thereunder; or

(l)    (i) any Security Document shall cease to be in full force and effect for any reason whatsoever (other than in accordance with its terms) or shall be declared by any court or other Governmental Authority of competent jurisdiction to be void, voidable or unenforceable against the grantor thereunder, (ii) the validity or enforceability of any Security Document against the grantor thereunder shall be contested by such grantor, (iii) any grantor under any Security Document shall default in the performance of any obligation under such Security Document or shall deny that it has any liability or obligation under, or shall contest the validity or enforceability of, such Security Document, (iv) any Security Document shall fail or cease to create a valid and perfected and, except to the extent permitted by the terms of the Security Documents, first priority Lien in favor of the Collateral Agent for the benefit of the holders of Notes on any Collateral purported to be covered thereby, or (v) the Company or any Subsidiary challenges the validity, perfection or priority of any such Lien; or

(m)     the provisions of the Collateral Sharing Agreement governing priorities regarding any of the Collateral or any agreement or instrument governing priority with respect to any of any Collateral shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or the Collateral Agent or any Lender shall contest in writing the validity or enforceability thereof or deny that it has any further liability or obligation thereunder (and such contest or denial is not withdrawn); or

(n)     any Financing Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the obligations of the Company and the Subsidiary Guarantors under the Financing Documents, ceases to be in full force and effect; or the Company or any Subsidiary Guarantor or any other Person contests in any manner the validity or enforceability of any Financing Document; or the Company or any Subsidiary Guarantor denies that it has any or further liability or obligation under any Financing Document, or purports to revoke, terminate or rescind any Financing Document; or

(o)     any Change of Control (as defined in the Credit Agreement) that constitutes an Event of Default (as defined in the Credit Agreement); or

(p)     the occurrence or existence of any default, event of default or other similar condition or event (however described) with respect to any Rate Management Transaction Agreement; or

(q)    the failure of the Company to correct any deficiencies in any Field Audit and Inventory Spot Check to the satisfaction of the Collateral Agent and the Required

Exhibit D-19

Holders within 30 days of notice thereof from the Collateral Agent or the Required Holders.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.”

15.	Section 12.2 of the Existing Note Agreement is hereby amended and restated in its entirety to read as follows:

“Section 12.2. Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at any time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise; provided however, that no holder of Notes shall take any action to foreclose, enforce or realize upon (judicially or non-judicially) their Liens on any Collateral except through the Collateral Agent and in accordance with the terms of the Collateral Sharing Agreement. The holders of Notes further agree that all proceeds of any such foreclosure, enforcement or realization will be distributed in accordance with the terms of the Collateral Sharing Agreement.”

16.	Section 12.4 of the Existing Note Agreement is hereby amended by replacing the phrase “this Agreement or by any Note” in the third and fourth lines thereof with the phrase “any Financing Document”.

17.	Section 15.1 of the Existing Note Agreement is hereby amended and restated in its entirety to read as follows:

“Section 15.1.  Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of any Financing Document (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under any Financing Document (including, without limitation, any such costs and expenses of the holders of Notes or any collateral agent acting on their behalf in connection with any enforcement of or realization against any collateral securing the obligations of the Company and the

Exhibit D-20

Subsidiary Guarantors under the Financing Documents) or in responding to any subpoena or other legal process or informal investigative demand issued in connection with any Financing Document, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated by the Financing Documents and (c) the costs and expenses incurred in connection with (i) a merger, consolidation or similar transaction, (ii) the delivery of a Subsidiary Guaranty (or joinder thereof) pursuant to Section 10.7, (iii) the delivery of any additional Security Document or (iv) the release of any Subsidiary Guarantor pursuant to Section 22. The Company will pay, and will save you and each Other Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by any Purchaser or holder) incurred with respect to the issuance and sale of the Notes or the transactions contemplated hereby.”

18.	Section 15.2 of the Existing Note Agreement is hereby amended by replacing the phrase “this Agreement or the Notes” in the second line thereof with the phrase “any Financing Document”.

19.	Section 16 of the Existing Note Agreement is hereby amended and restated in its entirety to read as follows:

“16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained in any Financing Document shall survive the execution and delivery thereof, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to any Financing Document shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, the Financing Documents embody the entire agreement and understanding between you, the Other Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.”

20.
Section 17.1 of the Existing Note Agreement is hereby amended by deleting that portion of the first sentence thereof from the beginning thereof to, but not including, the third comma appearing therein and replacing it with “The Financing Documents (other than the Security Documents) may be amended, and the observance of any term thereof may be waived (either retroactively or prospectively)”.

Exhibit D-21

21.
Section 17.2 of the Existing Note Agreement is hereby amended by deleting the phrase “hereof or of the Notes” appearing in clause (a) thereof and replacing it with the phrase “of the Financing Documents” and by deleting the word “hereof” in the fifth line of clause (b) thereof and replacing it with the phrase “of any of the Financing Documents”.

22.	Section 17.4 of the Existing Note Agreement is hereby amended by replacing the phrase “this Agreement or the Notes” in the third line thereof with the phrase “any Financing Document”.

23.
Section 20 of the Existing Note Agreement is hereby amended by deleting the reference to “your Notes and this Agreement” in the seventh line from the bottom of such Section and replacing such reference with “the Financing Documents”.

24.	Section 22 of the Existing Note Agreement is hereby amended and restated in its entirety as follows:

“22. RELEASE OF SUBSIDIARY GUARANTOR.

You and each subsequent holder of a Note agree to release any Subsidiary Guarantor from the Subsidiary Guaranty upon written request of the Company if such Subsidiary Guarantor ceases to be such as a result of a Disposition permitted by Section 10.5. Your obligation to release a Subsidiary Guarantor from the Subsidiary Guaranty is conditioned upon your prior receipt of a certificate of a Senior Financial Officer stating that immediately before and after giving effect to such release no Default or Event of Default shall exist and be continuing.”

25.	Schedule B to the Existing Note Agreement is hereby amended and restated in its entirety as follows:

“SCHEDULE B

DEFINED TERMS

As used herein, the following terms have respective meanings set forth below or set forth in the Section hereof following such term:

“Adjusted Consolidated Net Worth” means, at any time, the consolidated stockholders’ equity of the Company and its Subsidiaries as would be reflected on a consolidated balance sheet of the Company and its Subsidiaries as at such time, prepared in accordance with GAAP, less (a) minority interests in Subsidiaries, (b) the amount by which outstanding Restricted Investments on such date exceed 10% of consolidated stockholders’ equity of the Company and its Subsidiaries on such date determined on a consolidated basis in accordance with GAAP and (c) any amounts with respect to accumulated other comprehensive income or similar non-cash adjustments to stockholders’ equity.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is

Exhibit D-22

Controlled by, or is under common Control with, such first Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Anti-Terrorism Order” means Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).

“Business Day” means (a) for the purposes of Section 8.7 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in Chicago, Illinois, New York City or Louisville, Kentucky are required or authorized to be closed.

“Capital Expenditure” means, for any period, the consolidated sum of all expenditures by, or obligations incurred by, the Company and its Subsidiaries for an asset that will be used in a year or years subsequent to and in the year in which the expenditure is made or obligation is incurred, and which asset is properly classified in relevant financial statements of the Company and its Subsidiaries as equipment, real property or improvements, fixed assets or a similar type of capitalized asset, all in accordance with GAAP.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Stock” means, with respect to any Person, any class of preferred, common or other capital stock, share capital or similar equity interest of such Person, including, without limitation, limited or general partnership interests in a partnership and units or membership interests in a limited liability company.

“Change of Control” means the acquisition, directly or indirectly, through purchase or otherwise by any Person, or group of Persons acting in concert, other than Robert E. Gill, Jeffrey T. Gill or R. Scott Gill, members of their immediate family and their lineal descendants, or trusts or any other entity created for their benefit, in one or more transactions, of beneficial ownership or control of securities representing more than 50% of the voting power of the Company’s Voting Stock (including the agreement to act in concert by any such group of Persons who beneficially own or control securities representing more than 50% of the voting power of the Company’s Voting Stock).

“Closings” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

Exhibit D-23

“Collateral” means any and all property in which a Lien has been granted to the Collateral Agent as security for the payment and performance in full of the obligations of the Company and the Subsidiary Guarantors to the holders of Notes and the Lenders under the Financing Documents and the Credit Agreement Documents, as the case may be.

“Collateral Agent” means the collateral agent appointed under the Collateral Sharing Agreement, in its capacity as collateral agent for the holders of Permitted Senior Secured Debt, and any successor collateral agent appointed in accordance with the terms of the Collateral Sharing Agreement.

“Collateral Sharing Agreement” means the Amended and Restated Collateral Sharing Agreement, dated as of the Third Amendment Effective Date, by and among the Collateral Agent, the Lenders and the holders of the Notes, as amended, restated or otherwise modified from time to time.

“Company” means Sypris Solutions, Inc., a Delaware corporation.

“Confidential Information” is defined in Section 20.

“Consolidated EBITDA” means, for any period, the sum of Consolidated Net Income for such period, plus, to the extent deducted in determining such Consolidated Net Income, (i) provision for taxes based on income, (ii) Consolidated Interest Expense, (iii) depreciation and amortization expense, (iv) make-whole cash or non-cash expense incurred in connection with any redemption of the Notes, in the aggregate amount of up to $750,000, and (v) noncash stock compensation expense, in each case determined on a consolidated basis in accordance with GAAP, and minus, to the extent not deducted in determining such Consolidated Net Income, any extraordinary non-cash or non-recurring non-cash gains realized other than in the ordinary course, including but not limited to gains resulting from the redemption of Debt. If, during the period for which Consolidated EBITDA is being calculated, the Company or a Subsidiary has (i) acquired one or more Persons (or the assets thereof) or (ii) disposed of one or more Subsidiaries (or substantially all of the assets thereof), Consolidated EBITDA shall be calculated on a pro forma basis (including adjustments to reflect consolidation savings) as if all of such acquisitions and all such dispositions had occurred on the first day of such period. In calculating Consolidated Net Income solely for purposes of determining Consolidated EBITDA, (a) no effect shall be given to (i) gains or losses on the sale of non current assets or (ii) losses on writedowns of noncurrent assets or lease obligations, (b) non-cash income associated with the write-up of goodwill pursuant to FASB no. 142 shall be subtracted from net income of the Company and its Subsidiaries, and (c) non-cash expense associated with the write-down of goodwill pursuant to FASB no. 142 shall be added back to net income of the Company and its Subsidiaries.

“Consolidated Interest Expense” means, for any period, the consolidated interest expense of the Company and its Subsidiaries for such period determined in accordance with GAAP.

Exhibit D-24

“Consolidated Net Debt” means, as of any date, outstanding Debt of the Company and its Subsidiaries as of such date less cash and cash equivalents of the Company and its Subsidiaries as of such date (provided that the maximum amount permitted to be so deducted in respect of the cash and cash equivalents of Subsidiaries organized in jurisdictions outside of the United States of America is $10,000,000), each as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” - means, for any period, the net income or loss of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP without giving effect to any extraordinary items.

“Consolidated Total Assets” means, as of any date, the assets and properties of the Company and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person at any time, any direct or indirect liability, contingent or otherwise of such Person, (i) with respect to any indebtedness, lease, dividend, letter of credit or other obligation of another if the primary purpose or intent thereof by such Person is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holder of such obligation will be protected (in whole or in part) against loss in respect thereof, or (ii) under any letter of credit issued for the account of such Person or for which such Person is otherwise liable for reimbursement thereof, or (iii) under interest rate swap agreements, interest rate collar agreements or other similar arrangements providing interest rate protection. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, and (b) any liability of such Person for the obligations of another through any agreement (contingent or otherwise) (1) to purchase, repurchase, or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (2) to maintain the solvency of any balance sheet item, level of income or financial condition of another, or (3) to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, in the case of any agreement described under subclauses (1), (2) or (3) of this sentence if the primary purpose or intent thereof is as described in clause (i) of the preceding sentence. The amount of any Contingent Obligation of the Company or any Subsidiary, as at any time of determination, shall be equal to the amount of the obligation so guaranteed or otherwise supported at such time of determination which amount shall be deemed to be the amount of such obligation guaranteed, as reasonably estimated by the Company, if such amount cannot be specifically determined at the time of determination.

“Control Agreement” means an agreement between the Collateral Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of the Company or any Subsidiary, or (ii) a securities intermediary with respect to

Exhibit D-25

securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of the Company or any Subsidiary or (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by the Company or any Subsidiary, whereby, in any such case and among other things, the issuer, securities intermediary or futures commission merchant limits its security interest in the applicable financial assets in a manner reasonably satisfactory to the Collateral Agent, acknowledges the first lien of the Collateral Agent, on behalf of itself, the Lenders and the holders of Notes, on such financial assets, and agrees to follow the instructions or entitlement orders of the Collateral Agent without further consent by the Company or such Subsidiary, as the case may be.

“Control Event” means:

(a)     the execution by the Company or any of its Subsidiaries or Affiliates of any agreement with respect to any proposed transaction or event or series of transactions or events that, individually or in the aggregate, may reasonably be expected to result in a Change of Control, or

(b)     the execution of any written agreement that, when fully performed by the parties thereto, would result in a Change of Control.

“Credit Agreement” means the Amended and Restated Loan Agreement, dated as of the Third Amendment Effective Date, among the Company, the Subsidiaries of the Company named as guarantors therein, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other lenders party thereto, as such agreement may be hereafter amended, modified, restated, supplemented, replaced, refinanced, increased or reduced from time to time, and any successor credit agreement or similar facility.

“Credit Agreement Documents” means the Credit Agreement and the documents, agreements and instruments entered into by the Company or any Subsidiary Guarantor in connection therewith.

“Creditors’ Share” means, with respect to any Dana Partial Termination Payment (other than a Dana Substantial Termination Payment), 72%, and with respect to a Dana Substantial Termination Payment, 100%.

“Dana Bankruptcy Proceedings” means the bankruptcy case of Dana Corporation under chapter 11 of the United States Code, 11 U.S.C. §§101 - 1532, captioned as In re Dana Corporation, et al., case no. 06-10354 (jointly administered) before the United States Bankruptcy Court in the Southern District of New York, and any other bankruptcy case or proceeding (foreign or domestic) relating to any of the Dana Entities.

“Dana Entities” means Dana Corporation, a Virginia corporation, its Subsidiaries and affiliates, together with their respective successors and assigns, including, without

Exhibit D-26

limitation any debtor-in-possession or any bankruptcy trustee acting on any of their behalf in connection with the Dana Bankruptcy Proceedings.

“Dana Partial Termination Payment” is defined in the definition of “Dana Payment”.

“Dana Payment” means any cash payment received (including by way of setoff) by the Company or any Subsidiary (or otherwise paid in accordance with the instructions of the Company or any Subsidiary) (i) under the terms of any one or more of the Dana Supply Agreements upon any termination or rejection of such agreement or agreements in connection with or arising out of the Dana Bankruptcy Proceedings or (ii) constituting cash proceeds (including by way of setoff) from the sale, disposition, transfer or liquidation of any interest in any claim of the Company or any Subsidiary for damages arising out of such termination or rejection, which, in either case (x) exceeds $34,700,000 in the aggregate for all such payments received on or after the date hereof (unless such payment also constitutes a “Dana Substantial Termination Payment” as hereinafter defined, each a “Dana Partial Termination Payment”), or (y) results from any Substantial Termination of the Dana Supply Agreements (each, a “Dana Substantial Termination Payment”). For purposes of this definition a “Substantial Termination” of the Dana Supply Agreements shall be deemed to have occurred if Dana Supply Agreements under which 30% of the gross revenues of the Company and its Subsidiaries were generated in fiscal year 2006 are so terminated or rejected and not contemporaneously replaced.

“Dana Substantial Termination Payment” is defined in the definition of “Dana Payment”.

“Dana Supply Agreements” means those certain agreements by and among any one or more of the Company and its Subsidiaries on the one hand and any one or more of the Dana Entities on the other hand, including, without limitation, those agreements set forth on Exhibit H to the Third Amendment, as each such agreement is amended, restated, replaced or otherwise modified from time to time.

“Debt” means, with respect to any Person, at any time, without duplication (but for the avoidance of doubt excluding in each case trade payables incurred in the ordinary course of business), (i) all indebtedness for borrowed money, including, without limitation, all reimbursement obligations in respect of all letters of credit, (ii) mandatorily redeemable preferred stock of such Person (except any mandatorily redeemable preferred stock owned by such Person), (iii) that portion of obligations with respect to Capital Leases which is properly classified as a liability on a balance sheet in conformity with GAAP, (iv) that portion of obligations with respect to Synthetic Leases which is not classified as a liability on a balance sheet of such Person in conformity with GAAP, (v) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (vi) any obligation owed for all or any part of the deferred purchase price of property or services which purchase price is (y) due more than six months from the date of the incurring of the obligation in respect thereof, or (z) evidenced by a note or similar written instrument, (vii) all indebtedness secured by any lien on any property or asset owned by such Person regardless of whether the

Exhibit D-27

indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person but only to the extent of the fair market value of any such property or assets, and (viii) all Contingent Obligations of such Person in respect of obligations of the types described in clauses (i) through (vii) of this definition.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, at any time, that rate of interest that is the greater of (i) 3% per annum above the rate of interest in effect at such time as stated in clause (a) of the first paragraph of the Notes or (ii) 3% over the rate of interest most recently publicly announced at such time by LaSalle Bank National Association as its “base” or “prime” rate.

“Disposition” is defined in Section 10.5.

“Disposition Value” means, at any time, with respect to any property

(a)     in the case of property that does not constitute Subsidiary Stock, the book value thereof, valued at the time of the Disposition thereof in good faith by the Company, and

(b)     in the case of property that constitutes Subsidiary Stock, an amount equal to that percentage of book value of the assets of the Subsidiary that issued such stock as is equal to the percentage that the book value of such Subsidiary Stock represents of the book value of all of the outstanding Capital Stock interests) of such Subsidiary (assuming, in making such calculations, that all securities convertible into such Capital Stock are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the Disposition thereof, in good faith by the Company.

“Distribution” means, in respect of any Person:

(a)     dividends or other distributions or payments on Capital Stock of such Person (except distributions in such Capital Stock); and

(b)     the redemption or acquisition of such Capital Stock or of warrants, rights or other options to purchase such Capital Stock (except when solely in exchange for such Capital Stock) unless made, contemporaneously, from the net proceeds of a sale of such Capital Stock.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

Exhibit D-28

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“Field Audit and Inventory Spot Check” shall have the meaning ascribed to such term in the Credit Agreement, as in effect on the Third Amendment Effective Date.

“Financing Documents” means and includes this Agreement, the Third Amendment, the Notes, the Subsidiary Guaranty, the Subsidiary Guaranty Amendment, the Collateral Sharing Agreement, the Security Documents and each amendment to any of the foregoing, in each case as amended, restated or otherwise modified from time to time.

“First Closing” is defined in Section 3.

“Fiscal Year Budget” is defined in Section 7.1(f).

“Fixed Charge Coverage Ratio” means, as of any date, the ratio of Consolidated EBITDA to Consolidated Interest Expense, in each case for the immediately preceding period of four fiscal quarters of the Company.

“Foreign Entity” is defined in Section 10.8(c).

“Foreign Entity Subsidiary” is defined in Section 10.8(c).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a)     the government of

(i)    the United States of America or any state or other political subdivision thereof, or

Exhibit D-29

(ii)     any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)     any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)     to purchase such indebtedness or obligation or any property constituting security therefor;

(b)     to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)     to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)     otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be, prohibited or penalized by any applicable law (including, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Incorporated Provision” is defined in Section 9.7.

“INHAM Exemption” is defined in Section 6.2(e).

Exhibit D-30

“Initial Projections” has the meaning set forth in the Third Amendment.

“Institutional Investor” means (a) any original purchaser of a Note, (b)  any holder of more than $2,000,000 in aggregate principal amount of the Notes at the time outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement.

“Investment” is defined in Section 10.9.

“Lender” means a lender under the Credit Agreement.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements) or any assignment of such property.

“Loans” means the loans made by the Lenders to the Company under the Credit Agreement.

“Make-Whole Amount” is defined in Section 8.7.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company or any Subsidiary Guarantor to perform its obligations under the Financing Documents, or (c) the validity or enforceability of the Financing Documents.

“Memorandum” is defined in Section 5.3.

“Mexican Subsidiary” means a Subsidiary organized in any jurisdiction in Mexico.

“More Favorable Provision” is defined in Section 9.7.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

Exhibit D-31

“NAIC Annual Statement” is defined in Section 6.2.

“Notes” is defined in Section 1.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Operating Lease Rentals” means the periodic expense of the Company and its Subsidiaries for the portion of their obligations with respect to non-capital leases determined on a consolidated basis in accordance with GAAP.

“Other Purchasers” is defined in Section 2.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Acquisition” is defined in Section 10.6.

“Permitted Senior Secured Debt” means and includes any Debt of the Company and its Subsidiaries under the Financing Documents and Credit Agreement Documents; provided, in the case of the Credit Agreement Documents, that the aggregate amount of such Debt does not at any time exceed $100,000,000, and provided further that the holders of all such Debt under the Credit Agreement Documents are a party to (and such Debt is subject to) the Collateral Sharing Agreement.

“Pledge Agreement” means the Pledge Agreement, dated as of September 13, 2005, among the Company, the Collateral Agent and Sypris Technologies Mexican Holdings, LLC and Sypris Technologies, Inc., as amended, restated or otherwise modified from time to time.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Post Closing Item” means each document, agreement or action required to be entered into or performed by the Company and its Subsidiaries under Section 10.16 hereof.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

Exhibit D-32

“Purchaser” means each purchaser listed in Schedule A.

“QPAM Exemption” is defined in Section 6.2(d).

“Rate Management Transaction Agreement” means any agreement between the Company and a Lender or an Affiliate of a Lender with respect to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Required Holders” means, at any time, the holders of at least a majority in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of the Financing Documents.

“Restricted Investments” means all investments made, in cash or by delivery of property, directly or indirectly, by any Person, in any other Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan, Guaranty, advance, capital contribution or otherwise (as used herein “Investments”) of the Company and its Subsidiaries, other than:

(a)     property or assets to be used or consumed in the ordinary course of business;

(b)     assets arising from the sale of goods or services in the ordinary course of business;

(c)     Investments in Subsidiaries or in any Person that, as a result thereof, becomes a Subsidiary;

(d)     Investments in common stock of the Company;

(e)     Investments existing as of the date of this Agreement that are listed in the attached Schedule B-1 and any earnings thereon; and

(f)     Investments in:

Exhibit D-33

(i)     obligations, maturing within one year from the date of acquisition, of or fully guaranteed by the United States of America, or an agency thereof, or Canada, or any province thereof;

(ii)     state, or municipal securities having an effective maturity within one year from the date of acquisition that are rated in one of the top two rating classifications by at least one nationally recognized rating agency;

(iii)     certificates of deposit, banker’s acceptances or demand deposits (A) maturing more than 30 days after but within one year from the date of acquisition thereof and issued by commercial banks whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the bank holding company owning all of the capital stock of such bank) are rated in one of the top two rating classifications by at least one nationally recognized rating agency at the time of making such investment (“Acceptable Bank”), (B) maturing 30 days or less from the date of issuance thereof, issued by a commercial bank rated at least investment grade by at least one nationally recognized rating agency at the time of making such investment or (C) that constitute the normal operating checking accounts of the Company and its Subsidiaries;

(iv)     commercial paper maturing within 270 days from the date of issuance that, at the time of acquisition, is rated in one of the top two rating classifications by at least one credit rating agency of recognized national standing;

(v)     Repurchase Agreements; and

(vi)     money market instrument programs that are properly classified as current assets in accordance with GAAP.

As used in this definition of Restricted Investments,

“Acceptable Broker-Dealer” means any Person other than a natural person (i) that is registered as a broker or dealer pursuant to the Exchange Act and (ii) whose long-term unsecured debt obligations are rated in one of the top two rating classifications by at least one nationally recognized rating agency.

“Repurchase Agreement” means any written agreement

(a)     that provides for (i) the transfer of one or more United States Governmental Securities in an aggregate principal amount at least equal to the amount of the Transfer Price (defined below) to the Company or any of its Subsidiaries from an Acceptable Bank or an Acceptable Broker-Dealer against a transfer of funds (the “Transfer Price”) by the Company or such Subsidiary to such Acceptable Bank or Acceptable Broker-Dealer, and (ii) a simultaneous agreement by the Company or such Subsidiary, in connection with such transfer of funds, to transfer to such Acceptable Bank or Acceptable Broker-Dealer the same or substantially similar United States Governmental Securities for a price

Exhibit D-34

not less than the Transfer Price plus a reasonable return thereon at a date certain not later than 365 days after such transfer of funds,

(b)     in respect of which the Company or such Subsidiary has the right, whether by contract or pursuant to applicable law, to liquidate such agreement upon the occurrence of any default thereunder, and

(c)     in connection with which the Company or such Subsidiary, or an agent thereof, shall have taken all action required by applicable law or regulations to perfect a Lien in such United States Governmental Securities.

“United States Governmental Security” means any direct obligation of, or obligation guaranteed by, the United States of America, or any agency controlled or supervised by or acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States of America, so long as such obligation or guarantee shall have the benefit of the full faith and credit of the United States of America which shall have been pledged pursuant to authority granted by the Congress of the United States of America.

“Restricted Payment” means

(a)   any Distribution in respect of the Company or any Subsidiary of the Company (other than on account of Capital Stock of a Subsidiary owned legally and beneficially by the Company or another Subsidiary of the Company), including, without limitation, any Distribution resulting in the acquisition by the Company of securities which would constitute treasury stock, and

(b)     any payment, repayment, redemption, retirement, repurchase or other acquisition, direct or indirect, by the Company or any Subsidiary of, on account of, or in respect of, the principal of any Subordinated Debt (or any installment thereof) prior to the regularly scheduled maturity date thereof (as in effect on the date such Subordinated Debt was originally incurred).

For purposes of this Agreement, the amount of any Restricted Payment made in property shall be the greater of (x) the Fair Market Value of such property (as determined in good faith by the board of directors (or equivalent governing body) of the Person making such Restricted Payment) and (y) the net book value thereof on the books of such Person, in each case determined as of the date on which such Restricted Payment is made.

“Retained Dana Payment” any portion of any cash payment received (including by way of setoff) by the Company or any Subsidiary (or otherwise paid in accordance with the instructions of the Company or any Subsidiary) (i) under the terms of any one or more of the Dana Supply Agreements upon any termination or rejection of such agreement or agreements in connection with or arising out of the Dana Bankruptcy Proceedings or (ii) constituting cash proceeds (including by way of setoff) from the sale, disposition, transfer or liquidation of any interest in any claim of the Company or any

Exhibit D-35

Subsidiary for damages arising out of such termination or rejection, which, in either case is not required to be used to make the mandatory prepayments contemplated by Section 8.1(b) hereof and Section 2.4D of the Credit Agreement.

“Second Closing” is defined in Section 3.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security Agreement” means the Security Agreement, dated as of the Third Amendment Effective Date, among the Company, the Subsidiary Guarantors and the Collateral Agent, as amended, restated or otherwise modified from time to time.

“Security Documents” means, and is a collective reference to, the Security Agreement, the Pledge Agreement and each other security agreement, mortgage, deed of trust, financing statement, control agreement, collateral assignment and each other document, agreement, instrument creating (or purporting to create) any Lien in favor of the Collateral Agent for the benefit of the holders of Permitted Senior Secured Debt securing the obligations of the Company and its Subsidiaries under the Credit Agreement Documents and the Financing Documents, together with any amendment thereof, as each may be amended, restated or otherwise modified from time to time.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Series A Notes” is defined in Section 1.

“Series B Notes” is defined in Section 1.

“Series C Notes” is defined in Section 1.

“Significant Subsidiary” means, as of the date of determination, any Subsidiary that would at such time account for more than 10% of (i) Consolidated Total Assets as of the end of the most recently completed fiscal quarter or (ii) consolidated revenue of the Company and its Subsidiaries for the four fiscal quarters ending as of the end of the most recently completed fiscal quarter.

“Source” is defined in Section 6.2.

“Specified Prepayment Date” is defined in Section 8.1(b).

“Subordinated Debt” means any Debt that is in any manner subordinated in right of payment or security in any respect to Debt evidenced by the Notes.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar

Exhibit D-36

functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” is defined in Section 1.

“Subsidiary Guaranty” is defined in Section 1.

“Subsidiary Guaranty Amendment” means the Joinder and Amendment to Subsidiary Guaranty, dated as of the Third Amendment Effective Date, by and among the Subsidiary Guarantors and the Required Holders.

“Subsidiary Stock” means, with respect to any Person, the Capital Stock (or any options or warrants to purchase Capital Stock or other securities exchangeable for or convertible into Capital Stock) of any Subsidiary of such Person.

“Synthetic Lease” means any lease (i) that is treated as an operating lease for accounting purposes, with the result that the obligations with respect to such lease are not classified as a liability on a balance sheet, in conformity with GAAP, and (ii) that is treated as a conditional sale for Federal income tax purposes, with the result that the lessee of such lease is entitled to take depreciation on the leased property and to characterize rental payments as payments of principal and interest for Federal income tax purposes.

“Third Amendment” means the Third Amendment to Note Purchase Agreement dated as of April 6, 2007 by and among the Company and the Required Holders, as amended, restated or otherwise modified from time to time.

“Third Amendment Effective Date” means April 6, 2007.

“Third Anniversary Date” is defined in Section 10.15(b).

“Third Closing” is defined in Section 3.

“this Agreement” or “the Agreement” is defined in Section 17.3.

“USA Patriot Act” means Public Law 107-56 of the United States of America, United and Strengthening America by Providing Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001.

“Voting Stock” means the capital stock of any class or classes of a corporation, or equivalent interests in any other Person, having power under ordinary circumstances to vote for the election of members of the board of directors of such corporation, or person performing similar functions (irrespective of whether or not at the time stock of any of

Exhibit D-37

the class or classes, or equivalent interests, shall have or might have special voting power or rights by reason of the happening of any contingency).

“Wholly Owned Subsidiary” means, at any time, any Subsidiary 100% of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly Owned Subsidiaries at such time.”

26.	Schedule B to the Existing Note Agreement is hereby amended by deleting the following definitions appearing therein:

Consolidated Debt

Consolidated Total Capitalization

Priority Debt

Exhibit D-38